================================================================================

                            ASSET PURCHASE AGREEMENT

                            dated as of March 1, 1999

================================================================================

                                TABLE OF CONTENTS
                                                                            Page

1. DEFINITIONS.................................................................1
      1.1.  Defined Terms......................................................1

2. PURCHASE AND SALE OF PURCHASED ASSETS.......................................4
      2.1.  Purchased Assets...................................................4
      2.2.  Excluded Assets....................................................6
      2.3.  Assumed Liabilities................................................6
      2.4.  Non-Assumption of Liabilities......................................6
      2.5.  Conveyance of the Purchased Assets.................................7
      2.6.  Consideration for Purchase of Assets...............................7

3. CLOSING.....................................................................8
      3.1.  Time and Place of the Closing......................................8
      3.2.  Procedure at Closing...............................................8
      3.3.  Payment of Contingent Amount.......................................8
      3.4.  Holdback of Portion of Cash Payment...............................10
      3.5.  Withholding.......................................................10

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER..........10
      4.1.  Organization......................................................10
      4.2.  Power and Authority...............................................11
      4.3.  Authority for Agreement...........................................11
      4.4.  No Violation to Result............................................11
      4.5.  Capitalization....................................................11
      4.6.  Financial Statements..............................................12
      4.7.  Liabilities and Obligations.......................................13
      4.8.  Adverse Changes...................................................13
      4.9.  Employee Matters..................................................13
      4.10. Taxes.............................................................15
      4.11. Investments.......................................................16
      4.12. Property..........................................................16
      4.13. Contracts.........................................................17
      4.14. Government Contracts..............................................17
      4.15. Litigation........................................................17
      4.16. Compliance with Laws..............................................18
      4.17. Environmental and Safety Matters..................................18
      4.18. Customers; Suppliers..............................................19
      4.19. Insurance.........................................................20
      4.20. Intellectual Property.............................................20
      4.21. Intentionally Omitted.............................................22
      4.22. Supplies..........................................................22
      4.23. Related Party Transactions........................................23
      4.24. Brokers...........................................................23

      4.25. Accredited Investors; Investment Intent...........................23
      4.26. Disclosure........................................................24

5. REPRESENTATIONS AND WARRANTIES OF APPNET AND SUB...........................25
      5.1.  Due Organization..................................................25
      5.2.  Power and Authority...............................................25
      5.3.  Authority for Agreement...........................................25
      5.4.  No Violation to Result............................................25
      5.5.  Brokers and Agents................................................26
      5.6.  Capitalization....................................................26
      5.7.  Shares Issued in Asset Purchase...................................26
      5.8.  Litigation........................................................26

6. COVENANTS..................................................................26
      6.1.  Access to Properties and Records..................................26
      6.2.  Confidentiality...................................................27
      6.3.  Interim Covenants of the Company..................................27
      6.4.  No Solicitation...................................................30
      6.5.  Notification of Certain Matters...................................30
      6.6.  Cooperation.......................................................31
      6.7.  Regulatory and Other Approvals....................................31
      6.8.  Benefits Plans....................................................31
      6.9.  Reasonable Efforts................................................31
      6.10. Stock Options.....................................................31
      6.11. Stockholder Vote..................................................31
      6.12. Corporate Name....................................................32
      6.13. Corporate Existence...............................................32
      6.14. Hiring of the Company's Employees.................................32
      6.15. Actions After the Closing.........................................32
      6.16. WARN Act..........................................................32
      6.17. Bulk Transfer Provisions..........................................32
      6.18. The Company's Consent.............................................33
      6.19. Allocation of Purchase Price......................................33
      6.20. Advisory Fees.....................................................33
      6.21. State Taxes.......................................................33

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND SUB......................33
      7.1.  Representations and Warranties True at the Closing Date...........33
      7.2.  Performance.......................................................34
      7.3.  Stockholder Approval..............................................34
      7.4.  Agreements with Employees.........................................34
      7.5.  No Litigation.....................................................34
      7.6.  No Material Adverse Change........................................34
      7.7.  Certificates......................................................34
      7.8.  Opinion of Counsel................................................34
      7.9.  Financing.........................................................34

      7.10. Intentionally Omitted.............................................35
      7.11. Governmental, Regulatory and Other Consents and Approvals.........35
      7.12. Delivery of Good Standing Certificates; Corporate Resolutions.....35
      7.13. Financial Terms...................................................35
      7.14. Stockholders Agreement and Registration Agreement.................35
      7.15. Release...........................................................35
      7.16. Subordination Agreement...........................................35
      7.17. January 1999 Financials...........................................36

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER.....36
      8.1.  Representations and Warranties True as of the Closing Date........36
      8.2.  AppNet's and Sub's Performance....................................36
      8.3.  No Litigation.....................................................37
      8.4.  Certificates......................................................37
      8.5.  Governmental, Regulatory and Other Consents and Approvals.........37
      8.6.  Delivery of Good Standing Certificates; Corporate Resolutions.....37
      8.7.  Opinion of Counsel................................................37

9. INDEMNIFICATION............................................................37
      9.1.  General Indemnification...........................................37
      9.2.  Indemnification Procedures........................................39
      9.3.  Right to Setoff...................................................40
      9.4.  Release...........................................................40

10. NONCOMPETITION............................................................40
      10.1. Prohibited Activities.............................................40
      10.2. Damages...........................................................41
      10.3. Reasonable Restraint..............................................41
      10.4. Severability; Reformation.........................................41
      10.5. Independent Covenant..............................................42
      10.6. Materiality.......................................................42

11. GENERAL...................................................................42
      11.1. Termination.......................................................42
      11.2. Effect of Termination.............................................43
      11.3. Cooperation.......................................................43
      11.4. Successors and Assigns............................................43
      11.5. Entire Agreement..................................................44
      11.6. Counterparts......................................................44
      11.7. Expenses..........................................................44
      11.8. Specific Performance; Remedies Not Exclusive......................44
      11.9. Notices...........................................................44
      11.10 Governing Law ....................................................45
      11.11 Arbitration ......................................................45
      11.12 Survival of Representations, Warranties and Covenants ............46
      11.13 Severability .....................................................46

      11.14 Absence of Third Party Beneficiary Rights ........................46
      11.15 Mutual Drafting ..................................................46
      11.16 Further Representations ..........................................46
      11.17 Amendment; Waiver ................................................46
      11.18 Gender ...........................................................47
      11.19 Headings .........................................................47
      11.20 Public Disclosure ................................................47

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (together with the schedules and exhibits attached hereto, this "Agreement") is entered into effective for all purposes and in all respects as of March 1, 1999, by and among (i) APPNET SYSTEMS, INC., a Delaware corporation ("AppNet"), (ii) SALZINGER ACQUISITION CORP., a Delaware corporation ("Sub"), (iii) SALZINGER & COMPANY, INC., a Virginia corporation (the "Company"), and (iv) STEVEN M. SALZINGER (the "Stockholder").

      WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding shares (the "Shares") of Common Stock of the Company, without par value (the "Common Stock"); and

      WHEREAS, AppNet desires to purchase substantially all of the assets of the Company and the Company desires to sell substantially all of its assets, on the terms and conditions hereinafter set forth (the "Asset Purchase").

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

      1.1. Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

            "Adjusted Gross Revenue" shall mean the aggregate gross sales of Sub calculated in accordance with GAAP except that, for purposes of determining Sub's gross sales for any Earn Out Period (as defined in Section 3.3 (a)),

            Sub shall be entitled to include:

            all payments made to third party vendors that are paid by Sub and billed to its clients on a pass through basis (e.g., overnight courier services such as travel and entertainment expenses, Federal Express, printing services, etc.) not in excess of 5% of Sub's gross sales (prior to such pass through expenses), which is consistent with the method used by the Company as of the date hereof for calculating gross sales, and Sub shall exclude:

            (w) gross fees and revenues earned by the Company (or earned by, or paid to, Sub) in its capacity as advisor to the Cisneros Group, (x) sales and similar taxes, (y) returns, and (z) doubtful accounts receivable attributable to such revenue.

            In the event that Steven M. Salzinger, Michelle Madden or Elizabeth Wald is assigned to a project for AppNet or another AppNet subsidiary (other than Sub) with the consent of the Stockholder, the revenue (calculated as hours spent on such assignment multiplied by such person's then-current hourly rate) attributable to time spent by Steven M. Salzinger, Michelle Madden or Elizabeth Wald on projects for AppNet or its subsidiaries (other than Sub) in excess of five hours per month and not including AppNet or AppNet divisional administrative functions, shall be added to Sub's gross sales for purposes of determining Adjusted Gross Revenue.

            In the event that Sub and another business unit or division of AppNet undertake joint development of a service (including, without limitation, personnel of other AppNet business units or divisions performing services for
Sub), the allocation of revenue to AppNet's other business unit or division and Sub, respectively, related to such project shall be based on the respective billing rates charged to third parties for each such entity's personnel multiplied by the number of hours its personnel devoted to such joint development.

            "Affiliate" shall mean as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), and any officer or director of such party and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power of such entity or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

            "AppNet Common Stock" shall mean the $.0005 par value per share common stock of AppNet.

            "Business" shall mean the business of the Company, AppNet or Sub, as the case may be.

            "Contract" shall mean a note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of its assets or property is bound, other than Government Contracts.

            "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right.

            "EBITDA" means earnings (where earnings is computed by deducting from Sub's Adjusted Gross Revenue all of Sub's expenses except for interest, taxes, depreciation and amortization), with such value being expressed as a percentage of Adjusted Gross Revenue and not in dollars. For purposes of calculating EBITDA, no bonuses for Steven M. Salzinger, Michelle Madden or Elizabeth Wald shall be accrued or paid with respect to the period commencing as of April 1, 1999 and ending on the last day of the Earn Out Period used to compute the Contingent Amount. EBITDA shall be calculated in accordance with GAAP; provided, however, that the Adjusted Gross Revenue portion of EBITDA shall be computed in the manner described in the definition of Adjusted Gross Revenue and all employment salaries, benefits and other direct expenses of Sub which are paid by AppNet on behalf of Sub shall be included as expenses of Sub for purposes of computing EBITDA.

            In no event shall any overhead of AppNet be allocated to Sub for purposes of determining Sub's EBITDA.

            In the event that Sub and another business unit or division of AppNet undertake joint development of a service (including, without limitation, personnel of other AppNet business units or divisions performing services for
Sub), the allocation of expenses to AppNet's other business unit or division and Sub, respectively, related to such project shall be based on the respective billing rates charged to third parties for each such entity's personnel multiplied by the number of hours its personnel devoted to such joint development.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            "Government" shall mean any agency or instrumentality of the United States of America, any state or territory or subdivision thereof or any foreign country and any agency or instrumentality of any of the foregoing.

            "Government Contracts" shall mean any contracts between the Company and the Government, including, without limitation, any grants, cooperative agreements and other transactions between the Company and the Government, and any contract to which the Company is a party where the Government is the ultimate customer.

            "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "Intellectual Property Rights" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable official and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights,
(viii) "technical data" as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

            "Legal Requirement" shall mean (i) with respect to any Person, any judgment, decree, injunction, order, writ or ruling to or by which such Person is a party or is bound, or (ii) any law, ordinance, statute, rule, regulation, code or other requirement of any Federal, state, municipal or other governmental, administrative or judicial body, agency or authority or the common law.

            "Liabilities" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            "Material Adverse Effect" shall mean a material adverse effect on
(i) the assets, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators, or (ii) the right or ability to consummate the transactions contemplated hereby.

            "Person" shall mean any person, limited liability company, partnership, trust, corporation, business, group, Government or other entity.

            "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other Government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.

            "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied, or actually supplied, to a Governmental or Regulatory Authority with respect to Taxes.

2. PURCHASE AND SALE OF PURCHASED ASSETS

      2.1. Purchased Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, the Company hereby agrees to sell, convey, assign, transfer and deliver to Sub and Sub hereby agrees to purchase, accept and take possession from the Company, all of the assets, properties and other rights (excluding the Excluded Assets (as defined in Section 2.2)) owned or leased by, licensed or used by, the Company in the operation of its Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future (the "Purchased Assets"), including, without limitation:

            (a) all of the Company's rights arising under the Contracts and any engagement letters or agreements, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and other commitments;

            (b) all of the Company's ownership or leasehold rights, as the case may be, in the assets set forth on Schedule 4.12(b);

            (c) all of the Company's rights in and to trade names and service names, assumed names, marks, copyrights, patents, and all applications and registrations with respect to any of the foregoing, and all telephone and fax numbers, electronic addresses and passwords, the internet uniform resource locator "www.salzinger.com", including, without limitation, the Company Intellectual Property Rights and the Company Third Party Intellectual Property Rights (as such terms are defined in Section 4.20);

            (d) all of the Company's ownership or leasehold rights, as the case may be, in the computer and telecommunication equipment, software programs, source codes, object codes, information systems, proprietary interfaces, routines, modules, procedures, functions, program specifications and related documentation incidental to or used in performing the Contracts, and all rights under licenses relating to the use thereof;

            (e) all of the Company's supplier, distributor and similar agreements and other intangible assets incidental to or used in performing the Contracts;

            (f) all of the Company's written or electronic information relating to the clients (including, without limitation, client lists, client files and other written accounts of the Company) incidental to or used in performing the Contracts, and other reasonably and specifically requested information, in each case, to the extent transferable, sales and marketing data, principal contacts, and pricing information and copies of accounting records and information and contract performance information;

            (g) all of the Company's permits, franchises and licenses incidental to or used in performing the Contracts, to the extent such licenses are transferable under applicable law;

            (h) all of the Company's goodwill and going concern value relating to the Company's Business and the business appurtenant thereto;

            (i) all of the Company's deposits, credits, pre-paid expenses, deferred charges, advance payments, security deposits, rights to escrows and prepaid items relating to the Contracts;

            (j) all of the Company's ownership or leasehold rights, as the case may be, in the other tangible assets, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements;

            (k) all of the Company's books, records, manuals, documents, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like;

            (l) all of the Company's rights to the Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future;

            (m) all of the Company's rights under leases for real or personal property, and all of the Company's rights under all other leases, contracts, agreements and purchase and sales orders; and

            (n) all of the Company's claims, claims in action, causes of action and judgments.

      2.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following properties, assets and other rights of the Company (the "Excluded Assets") which shall be retained by the Company:

            (a)   cash;

            (b) accounts receivable, other than as described in Section 6.20 hereof; and

            (c) the Company's rights under its advisory agreement with the Cisneros Group, other than as described in Section 6.20 hereof.

      2.3. Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, Sub shall assume, discharge and perform when lawfully due only the performance obligations and duties of the Company to perform under the Contracts existing on or after the Closing Date (the "Assumed Liabilities").

      2.4. Non-Assumption of Liabilities. Except for the Assumed Liabilities, Sub shall not assume, and the Company shall remain liable for, any and all Liabilities or Encumbrances of the Company, whatsoever, including, without limitation:

            (a) all bank debt, senior debt or other debt obligations of the Company;

            (b) liens and encumbrances to which the Purchased Assets are subject;

            (c) any liability or obligation of the Company or any other person or entity, absolute or contingent, known or unknown, not expressly agreed to be assumed pursuant to the provisions of Section 2.3;

            (d) any liability or obligation relating to Taxes of the Company, including any interest or penalties related thereto;

            (e) any liability or obligation that is inconsistent with the Company's and the Stockholder's representations and warranties in this Agreement, including, without limitation, the schedules and exhibits hereto;

            (f) any liability or obligation relating to any breach or nonperformance under any of the Assumed Liabilities to the extent such breach or nonperformance existed prior to the Closing Date;

            (g) any liability or obligation, whether in tort, contract or for violation of any law, statute, rule or regulation by the Company or any officer, director, employee or agent of the Company, that arises out of or results from any act, omission, occurrence or state of facts prior to the Closing Date;

            (h) any liability or obligation of the Company with respect to or arising out of any Benefit Plan (as defined in Section 4.9);

            (i) any legal, accounting, brokerage, finder's fee or other expenses incurred by the Company in connection with this Agreement or the consummation of the transactions contemplated hereunder;

            (j) any obligation relating to overpayments, billing errors or similar adjustments with respect to payments received by the Company prior to the Closing Date;

            (k) any warranty or performance liability, whether based upon the performance of the Company or any subcontractor or agent of the Company, under any performance or contract deliverable that has or will be performed or delivered prior to the Closing Date; and

            (l) any liability payable to an Affiliate of the Company or the Stockholder.

      2.5. Conveyance of the Purchased Assets. On the Closing Date, the Company shall convey good and marketable title to the Purchased Assets to Sub free and clear of any Encumbrances, except for the leased personal property identified on
Schedule 4.12(b), which leasehold interests shall be transferred to Sub in accordance with the consent of the lessor as required by Section 7.11.

      2.6. Consideration for Purchase of Assets. In consideration for the transfer, sale and delivery to AppNet of the Purchased Assets, AppNet will deliver and issue to the Company the following amounts (in the aggregate, the "Purchase Price"), subject to reduction pursuant to Sections 7.12 consisting of:

            (a) $5,000,000 in cash payable at the Closing (as defined in Section 3.1), subject to adjustment as provided herein (the "Cash Payment");

            (b) An aggregate of 700,000 shares of AppNet Common Stock (the "Stock Payment"); and

            (c) The Contingent Amount (as defined in Section 3.3(a)), if any, pursuant to the terms and conditions of Section 3.3 hereof.

3. CLOSING

      3.1. Time and Place of the Closing. The closing of the Asset Purchase and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Tucker Flyer, a professional corporation, at 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, as soon as practicable after all conditions to the Closing shall have been satisfied or waived, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the "Closing Date."

      3.2. Procedure at Closing. On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

            (a) AppNet and Sub shall deliver to the Company the closing documents specified in Section 8.

            (b) AppNet shall pay the Cash Payment by wire transfer of immediately available funds to accounts designated by the Company.

            (c) AppNet shall issue and deliver the shares of AppNet Common Stock comprising the Stock Payment.

            (d) The Stockholder and the Company shall deliver to AppNet and Sub the closing documents specified in Section 7.

            (e) The Company shall deliver to Sub such bills of sale, deeds, assignments, certificates of title and other documents as may be reasonably requested by Sub in order to convey good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances and in order to carry out the intentions and purposes of this Agreement

      3.3. Payment of Contingent Amount.

            (a) In the event that during any of the seven twelve-month periods commencing on April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999, August 1, 1999, September 1, 1999, or October 1, 1999, respectively (each, an "Earn Out Period"), Sub has (i) Adjusted Gross Revenue of at least $4,000,000 and (ii) EBITDA of at least 20%, AppNet shall pay, as additional purchase consideration, a one-time payment with respect only to the best one of the Earn Out Periods, to the Company such portion of $5,000,000 as is determined in accordance with Exhibit A (the "Contingent Amount"). For purposes of determining Sub's financial performance during the Earn Out Period, the accounting method applied shall be an accrual basis consistent with GAAP.

            (b) Subject to the terms of Section 3.3(c), any Contingent Amount payable shall be paid by AppNet to the Company not later than 10 days after the final determination made pursuant to Section 3.3(d). The Contingent Amount shall be paid in cash (or, at the Company's option, 75% in cash and 25% in AppNet Common Stock, valued at $5.00 per share (the "Stock Price")), up to the maximum amount specified on Exhibit A. In case AppNet shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Stock Price in effect immediately prior to such subdivision shall be proportionately reduced, and, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Stock Price in effect immediately prior to such combination shall be proportionately increased.

            (c) In the event that, on or before the date the Contingent Amount is payable to the Company pursuant to this Section 3.3 (the "Contingent Payment Date"), AppNet has sent a Claim Notice (as defined in Section 9.2(b)), AppNet shall be entitled to withhold from the Contingent Amount so payable an amount reasonably necessary to reimburse AppNet for Damages (as defined in Section 9.1(a)) relating to any Claim (as defined in Section 9.2) for which a Claim Notice has been sent by AppNet prior to the Contingent Payment Date. Should AppNet be entitled to indemnification for Damages pursuant to Article 9, AppNet shall be entitled to offset the Contingent Amount and, upon resolution of all Claims for which a Claim Notice has been sent on or before the Contingent Amount Payment Date, AppNet shall pay to the Company, in cash (or, at the Company's option, in the combination of cash and stock set forth in, and adjusted pursuant to, Section 3.3(b)), any remaining portion of the Contingent Amount not so offset by AppNet.

            (d) On or before November 1, 2000, AppNet shall deliver to the Stockholder a statement (the "Earn-Out Statement") setting forth whether any of the Contingent Amount has been earned. The Stockholder and his representatives shall have the right to review all work papers and procedures used to prepare the Earn-Out Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless the Stockholder, within 30 days after delivery to the Stockholders of the Earn-Out Statement, notifies AppNet in writing that he objects to the Earn-Out Statement, and specifies the basis for such objection, such Earn-Out Statement shall become final, binding and conclusive upon the parties hereto for purposes of this Agreement. If AppNet and the Stockholder are unable to resolve any objections to the Earn-Out Statement within ten days after any such notification has been given, AppNet shall pay to the Stockholder any undisputed portion of the Contingent Amount and the dispute shall be referred to an independent accounting firm that has not represented any of the parties hereto within the preceding two
(2) years (the "Designated Accountant") for resolution (or, if the Designated Accountant is unavailable, to another nationally recognized public accounting firm mutually agreed upon by the Stockholder and AppNet within five days from the date upon which the Designated Accountant notifies the parties that it is not available). Within 30 days after its appointment, the Designated Accountant will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto. AppNet and the Stockholder shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 3.3 as soon as practicable, and each of AppNet and the Stockholder shall pay half of the fees and expenses of the Designated Accountant.

            (e) Neither AppNet nor Sub shall not terminate the Stockholder's or Michelle Madden's or Elizabeth Wald's employment with Sub prior to September 30, 2000; except in the event of Cause as defined in the Senior Management Agreement between the Stockholder and Sub executed at the Closing, or the Employment Agreement between Sub and Michelle Madden or Elizabeth Wald, as the case may be, executed at the Closing. During any Earn Out Period, Steven M. Salzinger, Michelle Madden or Elizabeth Wald shall not be assigned to projects for AppNet or AppNet subsidiaries (other than Sub) without the prior consent of the Stockholder.

      3.4. Holdback of Portion of Cash Payment. Notwithstanding anything contained in this Agreement to the contrary, AppNet shall withhold from the Cash Payment payable at the Closing a total of $850,000 (the "Holdback Amount"), which shall be held by AppNet as collateral for any amounts payable by the Company or the Stockholder to AppNet pursuant to Article 9. In the event any amounts are payable by the Company or the Stockholder to AppNet pursuant to
Article 9, AppNet may offset such amounts from the Holdback Amount. Any portion of the Holdback Amount not so offset by AppNet shall be paid by AppNet to the Company on the later of (i) the first anniversary of the Closing Date or (ii) the resolution of any Claim for which a Claim Notice has been sent by AppNet prior to the first anniversary of the Closing Date. No limitation on such right of offset shall otherwise affect AppNet's rights hereunder or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which AppNet is or may be entitled, at law or equity, under this Agreement.

      3.5. Withholding. AppNet shall be entitled to deduct and withhold from the Cash Payment or the Contingent Amount otherwise payable pursuant to this Agreement to the Company such amounts as AppNet is required to deduct and withhold with respect to the Cash Payment or the Contingent Amount, as the case may be, under the Code or any provision of state, local or foreign Tax law.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

      To induce AppNet and Sub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company and the Stockholder, jointly and severally, represent and warrant to AppNet and Sub, as of the date hereof and as of the Closing Date, as set forth below:

      4.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

      4.2. Power and Authority. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future. Except as set forth on
Schedule 4.2, the Company is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

      4.3. Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company. The Company has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by AppNet and Sub of this Agreement, this Agreement is a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AppNet and Sub of this Agreement, this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      4.4. No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company or the Stockholder is a party, (ii) will not accelerate or permit the acceleration of the performance on the part of the Company or the Stockholder required by any of the terms of any Contract to which the Company or the Stockholder is a party or which affects the Company; (iii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iv) to the best of the Company's and the Stockholder's knowledge will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, which is applicable to the Company; and (v) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the Purchased Assets.

      4.5. Capitalization.

            (a) Schedule 4.5 sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in compliance with all applicable state and federal laws and (C) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of the Company Common Stock (or securities convertible into or exchangeable for shares of its Common Stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

            (b) The Stockholder is the sole legal and beneficial holder of the issued and outstanding shares of capital stock of the Company, and the Stockholder owns all such shares free and clear of any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, Encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive right, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      4.6. Financial Statements. Schedule 4.6 includes true, complete and correct copies of the unaudited balance sheets of the Company as of the end of the periods identified on Schedule 4.6 (such dates being the end of the Company's three (3) most recently completed fiscal years), and unaudited statements of income for such periods (collectively, the "Annual Financials"). Other than as disclosed on Schedule 4.6, the Annual Financials have been prepared in accordance with GAAP consistently applied. Each of the balance sheets included in the Annual Financials presents fairly the financial condition of the Company as of the dates indicated thereon, and each of the statements of income, cash flows and retained earnings included in the Annual Financials presents fairly the results of its operations for the periods indicated thereon. During the periods covered by the Annual Financials and since the Balance Sheet Date, there has been no material change in the Company's accounting policies. There are no material, special or non-recurring items of income or expense during the periods covered by the Annual Financials and the balance sheets included in the Annual Financials do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

      4.7. Liabilities and Obligations.

            (a) Except as disclosed on Schedule 4.7(a), there are no Liabilities or obligations of the Company, other than: (i) those Liabilities reflected on the Current Balance Sheet and not previously paid or discharged; and (ii) those Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business, which were incurred consistent with past practice under any contract, commitment or agreement specifically disclosed on any schedule to this Agreement.

            (b) Schedule 4.7(b) sets forth a summary description of all advance payments or deposits held by the Company and reflected in the Annual Financials and the related obligations thereunder.

      4.8. Adverse Changes. From December 31, 1998: (i) to the best of the Company's and the Stockholder's knowledge, there has been no change in the condition (financial or otherwise), Business, net worth, assets, properties, Liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Company which has had or is likely to have a Material Adverse Effect on the Company, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before or after the Closing Date; (ii) the Company has not declared or paid any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company, and (iii) the Company has complied with all of the covenants set forth in Section 6.3, to the same extent as if this Agreement had been executed on December 31, 1998.

      4.9. Employee Matters.

            (a) All employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Company for the benefit of any current or former employee of the Company or in which such employees are entitled to participate are listed in Schedule 4.9(a) (the "Benefit Plans"). With respect to each Benefit Plan, true, correct and complete copies of all of the following documents, if applicable, will be delivered or made available to AppNet and Sub substantially prior to the Closing Date: (i) all plan documents and amendments thereto; (ii) all written descriptions of any oral plans or policies; (iii) all trust agreements; (iv) all annuity contracts, insurance policies or contracts and service agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter; (viii) the most recent summary plan description; and (ix) copies of all nondiscrimination testing for the last three (3) years. Except as set forth on Schedule 4.9(a), each Benefit Plan and the administration thereof complies, and has at all times complied, with the terms of such Benefit Plan and with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Except as set forth on Schedule 4.9(a), each Benefit Plan intended to qualify under Section 401(a) of the Code so qualifies, and each trust which forms a part of any such Benefit Plan is exempt from taxation under Section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Company, any predecessor to the Company, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, which includes or included the Company ("Controlled Group Member"). Neither the Company, nor any Controlled Group Member has incurred any liability for any Tax imposed under Sections 4971 through 4980B of the Code or civil liability under Sections 502(i) or (l) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Benefit Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee's employment, except as required by Part 6 of Subpart B of Title I of ERISA or Section 4980B of the Code. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said Section 4043. The Company has no liability (whether actual, contingent or otherwise) with respect to any employee benefit plan or arrangement sponsored or maintained by a Controlled Group Member. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and no suit, action, or other litigation is threatened by, against, or relating to any Benefit Plan and the Company does not have any knowledge of any fact that could form the basis for any such suit, action or litigation. No "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any Benefit Plan. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS Voluntary Compliance Resolution program, its Closing Agreement Program, or any other similar program. All contributions to Benefit Plans that were required to be made under such Benefit Plans will have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and the Company will have performed by the Closing Date any obligations required to be performed as of such date under all Benefit Plans. No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated by this Agreement, or that would give rise to the vesting of benefits, payments, or liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under any tax-qualified Benefit Plan under Section 411 of the Code.

            (b) Schedule 4.9(b) contains a complete and correct list of all employees of the Company as of the date hereof and the current compensation rate payable to each such employee. Except as set forth in Schedule 4.9(b), (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages,
(ii) there are no severance payments which are or could become payable by the Company to any director, officer or other employee of the Company under the terms of any oral or written agreement or commitment or any law, custom, trade or practice, and (iii) there are no agreements, contracts or commitments, oral or written, between the Company and any employee, consultant or independent contractor.

            (c) The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union. No employees of the Company are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by the Company, and, to the best of the Company's and the Stockholder's knowledge, no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving the Company and any group of their employees nor has the Company experienced any labor interruptions. The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, minimum wage and hours, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice. All persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      4.10. Taxes.

            (a) The Company has filed or caused to be filed with the appropriate Governmental or Regulatory Authority any and all Tax Returns required to be filed by it as of the date hereof, or requests for extensions to file Tax Returns which have been filed have been timely filed or granted and have not expired, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.10(a), the Company has paid all Taxes shown as due, claimed to be due by any Governmental or Regulatory Authority, or accruable with respect to periods through the Closing Date, except for such Taxes as (i) are fully reserved for in the Current Balance Sheet or
(ii) were incurred after the Balance Sheet Date in the ordinary course of business and are not due and payable as of the Closing Date. The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed or required to be filed by or with respect to the Company.

            (b) The Company has delivered to AppNet complete and accurate copies of all filed federal income Tax Returns relating to taxable years beginning on or prior to the Closing Date, and all examination reports and statements of assessment or deficiency issued relating to such Tax Returns, and has delivered or made available to AppNet complete and accurate copies of all other filed Tax Returns of the Company, together with all related examination reports and statements of assessment or deficiency for all periods beginning on or prior to the Closing Date.

            (c) The Company has not been informed by any Governmental or Regulatory Authority that such authority believes that the Company was required to file any Tax Return that has not been filed.

            (d) The Company will not be required to include any amounts in income for taxable years ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method occurring in a taxable year ending on or before the Closing Date, and neither the Company nor the Stockholder has any knowledge that any Governmental or Regulatory Authority has proposed any change in method of accounting that would require inclusion of such amounts.

            (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code which would be required to be included in income of the Company for any taxable year ending after the Closing Date.

      4.11. Investments. The Company has no debt, equity or other investment or interest in any Person or any strategic alliance with any Person. The Company has no commitments to contribute to the capital of, make loans to or share losses of, any Person.

      4.12. Property.

            (a) The Company has never owned any real property. Schedule 4.12(a) sets forth an accurate and complete list of all leases of real property leased by the Company (collectively, the "Facilities"). Except as otherwise disclosed on Schedule 4.12(a), (i) to the best of the Company's and the Stockholder's knowledge, there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) to the best of the Company's and the Stockholder's knowledge, no person, firm or corporation other than the Company has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights with respect to the Facilities, except in the ordinary course of business. All leases set forth on Schedule 4.12(a) are in full force and effect and constitute valid and binding agreements of the Company and, to the knowledge of the Company, the other parties thereto in accordance with their respective terms.

            (b) Schedule 4.12(b) sets forth an accurate list of all the Company owned and leased personal property (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned, or were formerly owned, by the Stockholder or business or personal Affiliates of the Company or the Stockholder. All of the vehicles and other material machinery and equipment listed on Schedule 4.12(b) are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the Company that are material to the operation of the Business, as it is presently being conducted and as it is proposed to be conducted in the future, are either owned by the Company or leased under an agreement listed on Schedule 4.12(b).

            (c) Except as set forth on Schedule 4.12(c), the Company has good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances and defects in title. The Purchased Assets, taken together, are adequate for the operation of the Company's Business as it is presently being conducted and as it is proposed to be conducted in the future. Except as set forth on Schedule 4.12(c), the Company has the power to convey, transfer and assign ownership of the Purchased Assets and the Assumed Liabilities without the necessity of any approvals or consents of any person.

      4.13. Contracts. Schedule 4.13 constitutes an accurate and complete list of each Contract. Each Contract is in full force and effect, is a valid, binding and enforceable obligation by or against the Company and the other parties thereto, and, to the best of the Company's or the Stockholder's knowledge, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder. Prior to the Closing Date, the Company will deliver or will cause to be delivered or will make available to AppNet and Sub correct and complete copies of each Contract and all amendments thereto. Except as set forth on Schedule 4.13, there exists no restrictive covenants of any nature whatsoever in any of the Contracts. The Company will not experience a loss on any of the Contracts.

      4.14. Government Contracts. The Company is not, and has never been, a party to any Government Contract.

      4.15. Litigation. Except as set forth in Schedule 4.15, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the best of the Company's and the Stockholder's knowledge threatened against or affecting the Company (including, without limitation, the Company Intellectual Property Rights, any trade secrets of the Company or Company Third Party Intellectual Property Rights (as such terms are defined in Section 4.20)) before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the best of the Company's and the Stockholder's knowledge, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. The Company is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

      4.16. Compliance with Laws. Except as set forth in Schedule 4.16, the Company has complied and is currently in compliance with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Governmental or Regulatory Authority applicable to it, its properties or the operation of its Business. The Company has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. The Company has all licenses, permits, approvals, qualifications or the like, from any Government, Governmental or Regulatory Authority or any third party necessary for the conduct of the Company's Business, as it is presently being conducted and as it is proposed to be conducted in the future, and all such items are in full force and effect.

      4.17. Environmental and Safety Matters.

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any Governmental or Regulatory Authority, relating to any liability of the Company arising under any Environmental and Safety Requirements.

            (b) Except as set forth on Schedule 4.17, to the best of the Company's and the Stockholder's knowledge:

                  (i) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

                  (ii) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its Businesses as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 4.17 attached hereto.

                  (iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authorities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of the Company for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

                  (v) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                  (vi) The Company has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (vii) No Environmental Lien has attached to any property leased or operated by the Company.

      4.18. Customers; Suppliers.

            (a) Except as set forth in Schedule 4.18(a), no single customer accounted for more than 5% of the Company's revenues for the fiscal years ended December 31, 1997 or December 31, 1998. Except as set forth on Schedule 4.18(a), no customer listed on Schedule 4.18(a) (a "Significant Customer") has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Company, or during such periods has materially decreased its usage or purchase of the Company's services or products. To the best of the Company's and the Stockholder's knowledge, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Company or materially decrease or limit its usage, purchase or distribution of the services or products of the Company.

            (b) The relationships of the Company with its suppliers are good commercial working relationships and, except as set forth on Schedule 4.18(b), no supplier has during the last twelve months terminated or threatened to terminate, its relationship with the Company or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to the Company. No supplier is a sole source of supply of any good or service to the Company. The Company does not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to the Company its relationship with the Company or to decrease or limit its services, supplies or materials to the Company.

      4.19. Insurance. Schedule 4.19 sets forth an accurate list of all insurance policies carried by the Company (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims. The Company has made available to AppNet and Sub true, complete and correct copies of all current insurance policies of the Company, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Company. Neither the Company nor the Stockholder knows of any threatened termination of, or material premium increase with respect to, any of such policies.

      4.20. Intellectual Property.

            (a) The Company owns, or possesses valid written licenses to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs and applications and tangible or intangible proprietary information and material that are used or proposed to be used in the Business of the Company or the Sub (post-Closing) (the "Company Intellectual Property Rights"). Schedule 4.20(a) lists all Company Intellectual Property Rights owned by the Company, and specifies the jurisdictions in which the Company Intellectual Property Rights are issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The filings in respect of all such registrations and applications are in good standing, are held solely in the name of the Company as the exclusive owner of all rights therein, and all necessary steps have been taken to maintain such filings and to prosecute the applications in a timely manner.

            (b) Schedule 4.20(b) lists (i) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights or any trade secret material to the Company (and includes the identity of all parties thereto other than non-exclusive product licenses and sublicenses granted by the Company in the ordinary course of business); and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights (including software) which are incorporated in, are, or form a part of, any of the Company's products or services, or other trade secrets of a third party in or as to any product or service (collectively, the "Company Third Party Intellectual Property Rights"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is authorized to use, in the manner used by the Company, the Company Third Party Intellectual Property Rights. Except as set forth on Schedule 4.20(b), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 4.20(b) or by which it is authorized to use Company Third Party Intellectual Property Rights.

            (c) The Company has entered into all necessary agreements and obtained all necessary rights to acquire Company Third Party Intellectual Property Rights. All agreements relating to Company Third Party Intellectual Property Rights are in full force and effect for the term set forth in each such agreement.

            (d) All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. There is no unauthorized use, disclosure, infringement or misappropriation of any of Company Intellectual Property Rights, any trade secrets of the Company, or any of Company Third Party Intellectual Property Rights to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set out on Schedule 4.20(d), (i) the Company has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) there is no basis for any such charge or claim; and (iii) there is not any infringement liability with respect to, or infringement or violation by, the Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

            (e) To the best of the Company's or the Stockholder's knowledge, no Company Intellectual Property Rights, trade secrets of the Company or Company Third Party Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. Except for contracts licensing the Company's products executed in the ordinary course of business and in accordance with the Company's past practices (all of which contracts are listed on Schedule 4.13), the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Rights. The Company is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions.

            (f) The Company has used its best efforts to enforce an adequate trade secret protection program through contractual agreements with officers, employees, developers, consultants and other persons dealing with its Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future. To the knowledge of the Company, there has been no material violation of such program by any Person.

            (g) The Company Intellectual Property Rights, at no additional cost to AppNet (or Sub, after the Closing Date), and without human intervention will:

                  (i) include year 2000 date conversion and capabilities including, but not limited to, date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century;

                  (ii) automatically compensate for and manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid outputs involving such dates;

                  (iii) provide that all date related user interface
                        functionalities and data fields include the indication of the correct century;

                  (iv) provide that all date related software to software or application to application data interface functionalities will include the indication of the correct century; and

                  (v) provide that all date processing by the Company Intellectual Property Rights will include four-digit date format and recognize and correctly process dates for leap years.

      4.21. Intentionally Omitted.

      4.22. Supplies. All items of supplies of the Company consist of items of a quality, quantity and condition usable and saleable in the ordinary course of the business of the Company and for the purpose for which they are intended, without discount or reduction, and conform to generally accepted standards in the industry of which the Company is a part. The value of each item of supplies reflected on the Annual Financials was, in each instance, valued at the lower of cost or market value and based on the ordinary course of the business consistent with the historical valuation policy of the Company and is not subject to any write-down or write-off.

      4.23. Related Party Transactions. Schedule 4.23 sets forth all arrangements, Liabilities, agreements and contracts in effect as of the date hereof among the Company and any Person who is an officer, director or Affiliate of the Company, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

      4.24. Brokers. Except as set forth on Schedule 4.24, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or, to the , to the best of the Company's or the Stockholder's knowledge, against or upon AppNet or Sub, for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or the Stockholder. The Company shall be fully responsible for the payment of all such commissions, fees and other compensation and shall deliver to AppNet at Closing a release from the party disclosed on Schedule 4.24.

      4.25. Accredited Investors; Investment Intent.

            (a) AppNet has made available to the Company and the Stockholder, during the course of this transaction and prior to the delivery of the shares of AppNet Common Stock (the "Securities"), the opportunity to ask questions of and receive answers from any of the officers of AppNet concerning the terms and conditions of the offering, and to obtain any documents or additional information necessary to verify the information provided to the Company and the Stockholder or otherwise relative to the financial data and business of AppNet, to the extent that such parties possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory.

            (b) The Company and the Stockholder understand and acknowledge that
(i) the Stockholder must bear the economic risk of the Company's or the Stockholder's investment in the Securities; (ii) the Securities have not been registered under the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and are being offered and sold in reliance upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable state laws or unless an exemption from such registration is available; (iii) the Company and the Stockholder are purchasing the Securities for investment purposes only for the Company's or the Stockholder's own account and not with any view toward a distribution thereof; (iv) neither the Company nor the Stockholder has any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Securities which the Company or the Stockholder hereby subscribes to purchase or any part thereof, and neither the Company nor the Stockholder has any present plans to enter into any such contract, undertaking, agreement or arrangement; (v) at the time of the Closing there will be no public market for the Securities; and (vi) the Company and the Stockholder understand that AppNet is not obligated to comply with any reporting requirements under the Securities Exchange Act of 1934, as amended, and that AppNet makes no representation or warranty that it will disseminate to the public any current financial or other information concerning itself, as is required by Rule 144 promulgated under the 1933 Act as one of the conditions of its availability.

            (c) The Company and the Stockholder have evaluated the risks of investing in the Securities, and have determined that the Securities are a suitable investment for the Company and the Stockholder. The Company and the Stockholder can bear the economic risk of this investment and can afford a complete loss of the Company's and the Stockholder's investment. In evaluating the suitability of an investment in the Securities, neither the Company nor the Stockholder has relied upon any representations or other information (whether oral or written) other than as set forth in writing herein.

            (d) The Company and the Stockholder are knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and are capable of evaluating the merits and risks of investing in the Securities. The aggregate amount of the investments of the Company and the Stockholder in, and the Company's and the Stockholder's commitments to, all similar investments that are illiquid is reasonable in relation to the Company's and the Stockholder's net worth.

            (e) The Company and the Stockholder hereby represent that the Company and the Stockholder are residents of the Commonwealth of Virginia.

            (f) Each of the Company and the Stockholder is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act in order to qualify for the purchase of the Securities. Any information which the Stockholder has heretofore furnished to AppNet with respect to the Stockholder is correct and complete as of the date of this Agreement.

      4.26. Disclosure. No representation or warranty by the Company or the Stockholder contained in this Agreement, and no representation, warranty or statement by the Company or the Stockholder contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, AppNet or Sub pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement by the Company or the Stockholder of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Company and the Stockholder do not have knowledge of any changes reasonably expected to occur within one (1) year from the date of this Agreement to any of the Company's Business or Sub's Business (post-Closing), the Company's relations with employees, the Company's relations with customers, the Company's competitive situation or the Company's relations with suppliers, or action of any Governmental or Regulatory Authority or laws affecting the Company.

5. REPRESENTATIONS AND WARRANTIES OF APPNET AND SUB

      To induce the Company and the Stockholder to enter into this Agreement and to consummate the transactions contemplated by this Agreement, AppNet and Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as set forth below:

      5.1. Due Organization. Each of AppNet and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2. Power and Authority. Each of AppNet and Sub has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its respective Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future. Each of AppNet and Sub is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its respective properties or the nature of its respective business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on AppNet or Sub, respectively.

      5.3. Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of AppNet and Sub. Each of AppNet and Sub has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AppNet and Sub and, assuming the due authorization, execution and delivery by the Company and the Stockholder of this Agreement, this Agreement is a legal, valid and binding obligation of AppNet and Sub enforceable against AppNet and Sub, respectively, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      5.4. No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under the Certificate of Incorporation or Bylaws of AppNet or Sub or any contract to which AppNet or Sub is a party;
(ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, which is applicable to AppNet or Sub; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of AppNet or Sub.

      5.5. Brokers and Agents. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or the Stockholder (other than as disclosed in Section 4.24) for any commission, fee or other compensation payable as a finder or broker because of any act or omission by AppNet or Sub.

      5.6. Capitalization. Schedule 5.6 sets forth, with respect to AppNet, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. Except as set forth on Schedule 5.6, no preemptive right or rights of first refusal exist with respect to the shares of capital stock of AppNet, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require AppNet to issue or sell any shares of its capital stock (all of the foregoing, the "AppNet Issuance Agreements").
Schedule 5.6 sets forth the identity of the holder of each AppNet Issuance Agreement, the type of agreement to which such holder is a party, the class and number of shares of capital stock subject to each such agreement, and the exercise price or conversion price, or other similar information concerning the consideration such holder is required to tender in exchange for such shares of the capital stock of AppNet. Schedule 5.6 identifies each agreement pursuant to which any of GTCR Golder Rauner, L.L.C. ("GTCR"), Smart Technology, L.L.C. ("Smart Technology"), and their respective Affiliates, has acquired shares of the capital stock of AppNet. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to AppNet. Except as set forth on Schedule 5.6, AppNet is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

      5.7. Shares Issued in Asset Purchase. All of the shares of AppNet Common Stock to be issued in connection with the Asset Purchase, upon issuance and delivery by AppNet to the persons entitled thereto and receipt by AppNet of the consideration therefor, will (i) be duly authorized and validly issued and fully paid and non-assessable, and (ii) not have been issued in violation of any preemptive rights or rights of first refusal.

      5.8. Litigation. There is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending against or affecting AppNet or Sub before any court, agency, authority or arbitration tribunal.

6. COVENANTS

      6.1. Access to Properties and Records.

            (a) The Company shall afford to the officers, employees, attorneys, accountants and other authorized representatives of AppNet and Sub, free and full access to all of the Company's assets, properties, books and records and employees in order to afford AppNet and Sub as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of the Company, and AppNet and Sub shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. The Company shall furnish or cause to be furnished to AppNet and Sub such reasonable financial and operating data and other information about the Company's Business, as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of AppNet may reasonably request; provided that AppNet and Sub and their agents shall not unreasonably interfere with the operations of the Company's Business. No information or knowledge obtained in any investigation pursuant to this
Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

            (b) AppNet and Sub shall afford to the officers, employees, attorneys, accountants and other authorized representatives of the Company, access to such of AppNet's and Sub's assets, properties, books and records and employees in order to afford the Company as full an opportunity of review, examination and investigation as they shall reasonably request of the affairs of AppNet and Sub, and the Company shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation thereof as may be reasonably necessary. AppNet and Sub shall furnish or cause to be furnished to the Company such reasonable financial and operating data and other information about AppNet's and Sub's Business, as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of the Company may reasonably request; provided that the Company and its agents shall not unreasonably interfere with the operations of AppNet's and Sub's Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

      6.2.  Confidentiality.

            (a) The Company and the Stockholder recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company and AppNet and Sub, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company's, AppNet's or Sub's respective businesses. The Company and the Stockholder agree that, for a period of five years commencing upon the receipt of confidential information, they will not disclose such confidential information with respect to the Company or AppNet and Sub to any Person for any purpose or reason whatsoever (except to authorized representatives of the Company, AppNet and Sub and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of the Company or the Stockholder, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, the Company or the Stockholder, shall, if possible, give prior written notice thereof to AppNet and Sub and provide AppNet and Sub with the opportunity to contest such disclosure.

            (b) Each of AppNet and Sub agrees that prior to the Closing it will not disclose confidential information with respect to the Company or the Stockholder to any Person, for any purpose or reason whatsoever (except to authorized representatives of AppNet, Sub, the Company, or the Stockholder and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of AppNet or Sub, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) AppNet reasonably believes that such disclosure is required in connection with the defense of a lawsuit against AppNet or Sub or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or
(iii) above, AppNet, shall, if possible, give prior written notice thereof to the Company and/or the Stockholder and provide the Company and/or the Stockholder with the opportunity to contest such disclosure.

      6.3. Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by AppNet, the Company shall (i) keep the Company's Business, as it is presently being conducted and as it is proposed to be conducted in the future, and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, (ii) use its reasonable best efforts to keep available the services of its directors, officers, employees, independent contractors and agents and retain and maintain good relationships with its clients and maintain the Facilities in good condition, (iii) perform its obligations under the Contracts and Government Contracts and (iv) maintain the goodwill and reputation associated with its Business, as it is presently being conducted and as it is proposed to be conducted in the future. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of AppNet:

            (a) Adopt or propose any change in its Certificate of Incorporation or Bylaws;

            (b) Merge or consolidate with any other entity or acquire a material amount of assets of any other entity;

            (c) Issue or sell any stock, bonds, or other securities of which the Company is the issuer or grant, issue or change any stock options, warrants or other rights to purchase securities of the Company;

            (d) Amend any term of any outstanding security of the Company;

            (e) Sell, lease or dispose of or make any contract for the sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of its properties or assets (including, without limitation, the Purchased Assets), other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.3, in each case for a consideration at least equal to the fair value of such property or asset;

            (f) Grant any salary increase to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement except consistent with past compensation practices;

            (g) Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

            (h) Enter into any leases of real property or any material leases of equipment and machinery;

            (i) Enter into any contract, (i) other than in the ordinary course of business, which would be required to be listed on Schedule 4.13 as a Contract had it been entered into prior to the date hereof; or (ii) in which any Affiliate of the Company or the Stockholder has any beneficial interest;

            (j) Redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

            (k) Create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

            (l) Pay or apply any of its assets (including, without limitation, the Purchased Assets) to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Company or any Affiliate thereof except for payments to the Company's Affiliates in accordance with past practice, provided that any such transaction is on terms no less favorable to the Company than terms generally available with third parties in arm's length transactions;

            (m) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (n) Acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

            (o) Commit a breach of or amend or terminate any Contract, Government Contract, permit, license or other right;

            (p) Enter into any other transaction (i) that is not negotiated at arm's length with an Affiliate of the Company or any officer or director of the Company or the Stockholder, (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder; or

            (q) Fail to maintain its status as an S corporation for federal and state income tax purposes.

      6.4. No Solicitation. Neither the Company (its officers or directors), the Stockholder, nor any agent or any representative thereof, shall during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person, other than AppNet or Sub, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. If the Company or the Stockholder receives any unsolicited offer or proposal relating to any of the above, the Company or the Stockholder shall immediately notify AppNet thereof, and provide to AppNet all information relating thereto, including a copy of such offer or proposal, the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      6.5. Notification of Certain Matters. The Company shall give prompt notice to AppNet of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Stockholder contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of the Company or the Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or the Stockholder hereunder. AppNet shall give prompt notice to the Company of
(a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of AppNet or Sub contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of AppNet or Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by AppNet or Sub hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the receiving party, be deemed to (A) modify the representations or warranties hereunder, (B) modify the conditions set forth in Sections 7 or 8 hereof, as the case may be, or (C) limit or otherwise affect the remedies available hereunder to any party hereto.

      6.6. Cooperation. AppNet, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

      6.7. Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of the Company and AppNet will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of AppNet, the Company or the Stockholder to consummate the Asset Purchase and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

      6.8. Benefits Plans. Prior to Closing, if requested by AppNet, the Company agrees to take any and all steps necessary in order to cease all accruals of benefits or contributions under each Benefit Plan, to terminate each Benefit Plan as of the Closing Date, and to distribute to the participants of each Benefit Plan their accrued benefits thereunder, in accordance with the terms of each Benefit Plan and all applicable laws including, without limitation, the provisions of Section 401(k)(10) of the Code.

      6.9. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions thereto. If applicable, the Company, the Stockholder and AppNet shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") as promptly as practicable after the date hereof.

      6.10. Stock Options. Options to purchase 150,000 shares of AppNet Common Stock shall be reserved and made available promptly after the Closing Date for issuance to key employees of Sub at the time of grant, at a price of $5.00 per share, as determined in the sole discretion of the President of Sub in accordance with AppNet's policies, and authorized and issued under the terms of AppNet's Incentive Stock Option Plan. None of these options may be granted to the Stockholder.

      6.11. Stockholder Vote. Prior to the execution hereof, the Stockholder shall have voted all of the Shares in favor of the approval of this Agreement, the consummation of the Asset Purchase and the other transactions contemplated herein.

      6.12. Corporate Name. Promptly after the Closing, the Company shall take such action (at its sole expense), including, without limitation, filing an amendment to its Articles of Incorporation, to cause the Company's name to be changed to a name which does not include the word "Salzinger" or a word or phrase confusingly similar thereto. The Company shall not use the name "Salzinger" or any name confusingly similar to the foregoing from and after the Closing. Notwithstanding the foregoing, in the event that AppNet and Sub abandon the use of the name "Salzinger" for a period of at least six consecutive months, such name and the internet uniform resource locator "www.salzinger.com" shall be transferred, at no cost, to the Company.

      6.13. Corporate Existence. The Company shall not dissolve or liquidate and shall maintain its corporate existence until the termination of the Company's indemnification obligations pursuant to Section 9.

      6.14. Hiring of the Company's Employees. The Company agrees that until thirty days after the Closing Date it will allow Sub to take applications of any employee as listed in Schedule 4.9(b) and to interview any of such employees for prospective employment with Sub after the Closing. Sub shall be permitted to hire any such employee of the Company as determined in Sub's sole discretion. The Company will use all reasonable efforts to cause such employees to make available their employment services to Sub.

      6.15. Actions After the Closing. Following the Closing, Sub shall have the right to receive and open all mail addressed to the Company and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Purchased Assets and any of the Assumed Liabilities. Sub shall promptly deliver to the Company any mail relating to the Excluded Assets, including, but not limited to, checks received on account of receivables or other items. The Company shall promptly transfer and deliver to Sub any cash or property which the Company may receive in respect of the Purchased Assets after the Closing. Sub shall promptly transfer and deliver to the Company any cash or property which Sub may receive in respect of the Excluded Assets after the Closing.

      6.16. WARN Act. The Company shall take any and all actions (and the Company hereby assumes sole responsibility, as between the Company and Sub, with respect to such actions) required to be taken with respect to employees of the Company under federal or state laws relating to mass layoffs or plant closures, including (without limitation) the federal Worker Adjustment and Retraining Notification Act.

      6.17. Bulk Transfer Provisions. The Company and Sub hereby waive compliance with the provisions of any applicable bulk transfer law; provided, however, that the Company agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Sub or the Purchased Assets (other than the Assumed Liabilities) by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Sub from and against any and all such claims in the manner provided in Section 9 and (iii) to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

      6.18. The Company's Consent. The Company covenants that it will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions it has with respect to the Purchased Assets under any employment, non-compete or other arrangements with any of the Company's former employees who are to be employed by Sub after the Closing.

      6.19. Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated within ninety (90) days of the Closing (or as soon as practicable thereunder) among the Purchased Assets in accordance with an allocation schedule to be prepared by Sub and consented to by the Company (which consent will not be unreasonably withheld). Such allocation schedule shall be prepared in accordance with section 1060 of the Code, and Sub and the Company agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with their respective book value as of the Closing Date. In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.

      6.20. Advisory Fees. The Company shall pay to AppNet, upon the date such funds are received by the Company, 25% of the gross fees and revenues earned by the Company in its capacity as advisor to the Cisneros Group. Such gross fees and revenues earned by the Company in the above-mentioned engagement, including the portion of such gross fees and revenues due to AppNet, shall be specifically excluded from Adjusted Gross Revenue and EBITDA in calculating the Contingent Amount.

      6.21. State Taxes. The Company shall be responsible for paying the Tax liability identified on Schedule 4.10(a).

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND SUB

      The obligations of AppNet or Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in AppNet's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      7.1. Representations and Warranties True at the Closing Date. All of the representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

      7.2. Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and/or the Stockholder on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      7.3. Stockholder Approval. This Agreement and the Asset Purchase shall have been approved by the requisite vote or action of the Company's shareholders under the Company's Certificate of Incorporation and Bylaws and Virginia law.

      7.4. Agreements with Employees. Those senior managers of the Company listed on Schedule 7.4 shall have executed and delivered Senior Management Agreements in the form attached hereto as Exhibit B. Those employees of the Company listed on Schedule 7.4 shall have executed and delivered Employment Agreements in the form attached hereto as Exhibit C. All other employees of the Company shall have executed and delivered employment and/or non-disclosure agreements in the form attached hereto as Exhibit D.

      7.5. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or Sub following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Stockholder, the Company, AppNet, Sub, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on the Company, AppNet or Sub.

      7.6. No Material Adverse Change. There shall have been, between the Balance Sheet Date and the Closing Date, no change in the Business, financial condition or prospects of the Company which could have a Material Adverse Effect on the Company.

      7.7. Certificates. The Company and the Stockholder shall have furnished AppNet with such certificates of the officers of the Company, the Stockholder and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by AppNet.

      7.8. Opinion of Counsel. AppNet shall have received an opinion of counsel in form and substance reasonably acceptable to AppNet.

      7.9. Financing. AppNet shall have secured all financing necessary to pay the Cash Payment on terms satisfactory to AppNet; provided, however, that this condition shall be deemed fully satisfied unless AppNet delivers notice to the Company by 5:00 p.m. on March 22, 1999 that this condition has not been satisfied. In the event that AppNet timely delivers such notice, the Company and the Stockholder may immediately terminate this Agreement pursuant to Section 11.1(c).

      7.10. Intentionally Omitted.

      7.11. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Stockholder, AppNet, or the Company to consummate the Asset Purchase and the other matters contemplated hereby shall have been obtained. Any waiting period applicable to the consummation of the Asset Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      7.12. Delivery of Good Standing Certificates; Corporate Resolutions. AppNet shall have received certificates of good standing with respect to the Company issued by the Commonwealth of Virginia and the State of New York. AppNet shall have received copies of the resolutions of the Company's Board of Directors and stockholders approving the Asset Purchase, this Agreement and the other transactions contemplated herein, certified by the appropriate corporate officers.

      7.13. Financial Terms. AppNet shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by the Stockholder, stating that: (i) gross sales, net of bad debt expense, for the Company's fiscal year ended December 31, 1998 were no less than $3,200,000; and (ii) earnings before interest and taxes ("EBIT") for the Company's fiscal year ended December 31, 1998 were no less than $1,200,000 (excluding profit share expenses) (or 37.5% of sales, net of bad debt expense, for such fiscal year).

      7.14. Stockholders Agreement and Registration Agreement. The Company and the Stockholder shall have executed such agreements as shall be necessary to subject the AppNet Common Stock, to be delivered to the Company as part of the Stock Payment or the Contingent Amount, to AppNet's Stockholders Agreement and Registration Agreement.

      7.15. Release. The Stockholder shall have delivered the release described in Section 4.24.

      7.16. Subordination Agreement. The Company shall have delivered a subordination agreement in form and substance acceptable to BankBoston, N.A. pursuant to AppNet's line of credit with BankBoston, N.A.

      7.17. January 1999 Financials. The Company shall have delivered true, complete and correct copies of the Company's unaudited interim balance sheet (the "Current Balance Sheet") as of January 31, 1999 (the "Balance Sheet Date") and the Company's statement of income for the one month period ended January 31, 1999 (collectively, the "Interim Financials"). AppNet shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company and by the Stockholder, stating that: (i) other than as disclosed on Schedule 4.6, the Interim Financials have been prepared in accordance with GAAP consistently applied; (ii) the balance sheet included in the Interim Financials presents fairly the financial condition of the Company as of the date indicated thereon, and the statement of income included in the Interim Financials presents fairly the results of its operations for the period indicated thereon; (iii) during the period covered by the Interim Financials and since the Balance Sheet Date, there has been no material change in the Company's accounting policies; (iv) there are no material, special or non-recurring items of income or expense during the period covered by the Interim Financials and the balance sheets included in the Interim Financials do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto; and (v) the value of each item of supplies reflected on the Interim Financials was, in each instance, valued at the lower of cost or market value and based on the ordinary course of the business consistent with the historical valuation policy of the Company and is not subject to any write-down or write-off.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER

      The obligations of the Company and the Stockholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in the Company's and the Stockholder's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      8.1. Representations and Warranties True as of the Closing Date. All of the representations and warranties of AppNet and Sub contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for (i) those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date, and (ii) the representation and warranty made in Section 5.8 to the extent that any change since the date hereof shall not prevent the condition to Closing in Section 8.3 from being satisfied.

      8.2. AppNet's and Sub's Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by AppNet and Sub on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      8.3. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet or the Company following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Company, AppNet or Sub, their respective properties or any of their officers or directors, that could reasonably be expected to have a Material Adverse Effect on the Company, AppNet or Sub.

      8.4. Certificates. AppNet shall have furnished the Company with such certificates of the officers of AppNet and others to evidence compliance with the conditions set forth in this Section 8 as may be reasonably requested by the Company.

      8.5. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of AppNet, Sub, the Stockholder or the Company to consummate the Asset Purchase and the other matters contemplated hereby shall have been obtained. Any waiting period applicable to the consummation of the Asset Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

      8.6. Delivery of Good Standing Certificates; Corporate Resolutions. The Company shall have received certificates of good standing with respect to AppNet issued by the State of Delaware and with respect to Sub issued by the States of Delaware and the Commonwealth of Virginia. The Company shall have received copies of the resolutions of AppNet and Sub approving the Asset Purchase and the other transactions contemplated herein, certified by the appropriate corporate officers.

      8.7. Opinion of Counsel. The Company shall have received an opinion of counsel in form and substance reasonably acceptable to the Company.

9. INDEMNIFICATION

      9.1.  General Indemnification.

            (a) The Company and the Stockholder, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless AppNet, Sub and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer Party" and collectively, the "Buyer Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, excise taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Parties, in any action or proceeding between the Seller Parties (as defined in Section 9.1(b)) and the Buyer Parties or between the Buyer Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of the Company or the Stockholder in connection with the Closing; (ii) the nonfulfillment of any covenant or agreement on the part of the Company or the Stockholder set forth in this Agreement or in any agreement or certificate executed and delivered by the Company or the Stockholder pursuant to this Agreement or in the transactions contemplated hereby; (iii) any claim by any customer of the Company relating to the performance or non-performance by the Company of any Contract; (iv) the bulk transfer or bulk sale provisions of any applicable law; (v) any and all benefits accrued under the Benefit Plans or multiemployer plans as of the Closing Date and any and all other liabilities arising out of, or in connection with the operation of the Benefit Plans or multiemployer plans through the Closing Date;
(vi) any and all liabilities under the Environmental and Safety Requirements in connection with or arising out of Releases that occurred on or prior to the Closing Date; (vii) failure of the Company or any Company employee to maintain all licenses, permits, approvals and qualifications from any Government or Government Regulatory Authority; (viii) any and all

Taxes which are (A) imposed on the Stockholder or any member (other than the Company) of the consolidated, unitary or combined group which includes or included the Company, that AppNet, Sub or the Company pays or otherwise satisfies in whole or in part; or (B) imposed on a Buyer Party in respect of the Company's income, business, property or operations or for which a Buyer Party may otherwise be liable as a successor to the Company (x) for any taxable period or portion thereof ending on or prior to the Closing Date, or (y) resulting by reason of the several liability of the Company pursuant to Treasury Regulations
Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (ix) the business, operations or assets of the Company on or before the Closing Date (except as otherwise disclosed in the Annual Financials or the Interim Financials or the schedules to this Agreement) or the actions of the Company's directors, officers, shareholders, employees or agents on or before the Closing Date.

            (b) AppNet and Sub covenant and agree to indemnify, defend, protect and hold harmless (i) the Stockholder and his assigns and (ii) the Company and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Seller Party" and collectively, the "Seller Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Parties, in any action or proceeding between the Seller Parties and the Buyer Parties or between the Seller Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or certificates delivered on the part of AppNet or Sub in connection with the Closing; and (ii) the nonfulfillment of any covenant or agreement on the part of AppNet or Sub set forth in this Agreement or in any agreement or certificate executed and delivered by AppNet or Sub or pursuant to this Agreement or in the transactions contemplated hereby.

            (c) Notwithstanding anything contained in Section 9 to the contrary, the aggregate amount of an Indemnifying Party's liability shall not exceed $4,250,000.

      9.2. Indemnification Procedures. All claims or demands for indemnification under this Section 9 ("Claims") shall be asserted and resolved as follows:

            (a) In the event a Buyer Party or a Seller Party (an "Indemnified Party") has a Claim against the other party (an "Indemnifying Party") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 9.2(b)) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined in Section 9.2(b)) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 9.2(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15)-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may arbitrate such claim in accordance with the terms of Section 11.11 hereof.

            (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

            (c) Notwithstanding the provisions of Section 9.2(b), if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such Claim seeks relief which could have a Material Adverse Effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

            (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

      9.3. Right to Setoff. In the event the Company or the Stockholder shall have an indemnification obligation to AppNet or Sub, AppNet shall be permitted to seek satisfaction of such obligation through an offset against either the Contingent Amount or the Holdback Amount. No limitation on such right of offset shall otherwise affect a Buyer Party's rights hereunder or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which AppNet or any other Buyer Party is or may be entitled, at law or equity, under this Agreement.

      9.4. Release. Effective as of the Closing, the Stockholder hereby irrevocably waives and releases the Company of, from and against any and all claims or causes of actions for Damages that he has, may have, or has had at any time on or before Closing.

10. NONCOMPETITION

      10.1. Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) year anniversary of Closing, neither the Company nor the Stockholder shall, for any reason whatsoever, directly or indirectly, for itself, himself, or on behalf of or in conjunction with any other Person:

            (a) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with AppNet, Sub, the Company or their Affiliates within the field of internet strategy consulting (a "Competing Business"); provided, however, each of the Company and the Stockholder shall not be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed five percent (5%) of the outstanding shares of any such corporation;

            (b) call upon any Person who is, at that time or was within one (1) year prior to that time, an employee of AppNet, Sub, the Company or their Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of AppNet, Sub or their Affiliates;

            (c) call upon any Person who or that is, at that time, or has been, within one (1) year prior to that time, a customer of AppNet, Sub, the Company or their Affiliates for the purpose of soliciting or selling products or services in competition with AppNet, Sub or their Affiliates; or

            (d) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of AppNet, Sub or their Affiliates, or in any way adversely affecting or otherwise maligning the reputation of AppNet, Sub or their Affiliates.

      10.2. Damages. Because of the difficulty of measuring economic losses to AppNet, Sub and their Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to AppNet, Sub and their Affiliates for which it would have no other adequate remedy, the Company and the Stockholder agree that the foregoing covenants may be enforced by AppNet or Sub in the event of breach by the Company or the Stockholder, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

      10.3. Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 10 impose a reasonable restraint on the Company and the Stockholder in light of the activities and business of AppNet, Sub and their Affiliates on the date of the execution of this Agreement and the current plans of AppNet, Sub and their Affiliates; but it is also the intent of the parties, that such covenants be construed and enforced in accordance with the changing activities and business of AppNet, Sub and their Affiliates throughout the term of this covenant.

      10.4. Severability; Reformation. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      10.5. Independent Covenant. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Company or the Stockholder against AppNet, Sub or an Affiliate thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AppNet or Sub of such covenants. It is understood by the parties hereto that the covenants contained in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Company and the Stockholder to comply with such covenants, AppNet would not have agreed to enter into this Agreement. The Company, the Stockholder and AppNet have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by AppNet and Sub. The Company and the Stockholder hereby agree that all covenants contained in this Section 10 are reasonable and valid and waive all defenses to the strict enforcement hereof by AppNet or Sub. The covenants contained in this Section 10 hereof shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if this Agreement is terminated pursuant to its terms.

      10.6. Materiality. The Stockholder hereby agrees that the covenants set forth in this Section 10 are a material and substantial part of the transactions contemplated by this Agreement.

11. GENERAL

      11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Boards of Directors of AppNet and the Company;

            (b) by the Company, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before March 29, 1999; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by the Company, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

            (d) by the Company, on the one hand, or by AppNet, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any governmental entity which would make the consummation of the transactions illegal.

      11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Section 11, Section 9, Section 6.2(a) (except for the Company's obligation to keep information regarding the Company confidential thereunder) and Section 6.2(b) shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any intentional breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c), then notwithstanding the provisions of Section 11.7, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party to the extent of the reasonable expenses incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement, as well as any damages in accordance with applicable law.

      11.3. Cooperation. The Company and the Stockholder, on the one hand, and AppNet and Sub, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.

In connection therewith, if required, each of AppNet, Sub, the Company and the Stockholder will execute any documentation reasonably required by AppNet's or the Company's independent certified public accountants (in connection with such accountant's audit of AppNet or the Company). Each of the Company, AppNet and Sub will also cooperate and use their reasonable efforts to have their respective officers and employees cooperate with AppNet, Sub and the Company, as the case may be, on and after the Closing Date in furnishing information, accounting records, evidence, testimony and other assistance in connection with any Tax return filing obligations, audits, actions, proceedings, arrangements or disputes of any nature.

      11.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Company and the Stockholder may not make any assignment of this Agreement or any interest herein without the prior written consent of AppNet. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by AppNet hereunder may be assigned by AppNet prior to the Closing Date, to any wholly-owned subsidiary of AppNet, and after the Closing Date, to any wholly-owned subsidiary of AppNet or to any entity to which AppNet may sell all or substantially all of the assets of AppNet and which assumes all of the obligations of AppNet, and to the extent so assigned, the Company and the Stockholder hereby recognize said entity as the party-in-interest with respect to the rights and obligations assigned. In the event of such assignment to an entity which acquires all or substantially all of the assets of AppNet, the Stockholder agrees to look solely to said entity for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by AppNet if and to the extent such entity has expressly assumed such obligations.

      11.5. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      11.6. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

      11.7. Expenses. AppNet has paid and shall pay the fees, expenses and disbursements of AppNet and its brokers, agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholder has paid and shall pay the fees, expenses and disbursements of the Company and the Stockholder and each of their respective brokers, agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

      11.8. Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 6.2(a) and (b) and the noncompetition provisions set forth in Section 10. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

      11.9. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission with receipt of delivery, sent by registered or certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier service, as follows:

            If to AppNet or Sub to:

            AppNet Systems, Inc.
            6707 Democracy Blvd., Suite 1000
            Bethesda, Maryland 20817
            Attn:  Ken S. Bajaj, President
            Facsimile:  (301) 581-2488

            with a required copy to:

            Tucker Flyer
            1615 L Street, N.W., Suite 400
            Washington, D.C. 20036
            Attn:  Arthur E. Cirulnick, Esq.
            Facsimile:  (202) 429-3231

            If to the Company or the Stockholder to:

            Steven M. Salzinger
            6931 Espey Lane
            McLean, Virginia  22101
            Facsimile: (703) 448-0734
            with a required copy to:

            Edwin M. Martin, Jr.
            Piper & Marbury L.L.P.
            1200 Nineteenth Street, N.W.
            Washington, D.C.  20036
            Facsimile: (202) 223-2085

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      11.10. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware (without regard to its laws relating to choice-of-law or conflicts-of-law).

      11.11. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement arising after the Closing shall be settled exclusively by a three (3) person arbitration panel, with such arbitration proceeding conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration proceeding shall be held in Bethesda, Maryland. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

      11.12. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by either party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive for two (2) years following the Closing; provided, however, that (i) the covenants set forth in Section 10 shall survive the Closing in accordance with their terms, and (ii) the representations and warranties set forth in Sections 4.3,
4.10 and 4.12(c) shall survive until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, in the event a Claim Notice is sent pursuant to Section 9.2 (a) or (b) prior to the applicable date set forth in the preceding sentence, the Claim, and the related indemnification obligations set forth in Section 9, with respect to which such Claim Notice is sent shall survive until the resolution of such Claim.

      11.13. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

      11.14. Absence of Third Party Beneficiary Rights. Except as expressly provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

      11.15. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      11.16. Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

      11.17. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      11.18. Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      11.19. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      11.20. Public Disclosure. Prior to the Closing Date, neither party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the Company and AppNet.

                            [EXECUTION PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                      APPNET:

                                      APPNET SYSTEMS, INC.

                                      By:     /s/ Toby Tobaccawala
                                           -------------------------------------
                                      Name:   Toby Tobaccawala
                                            ------------------------------------
                                      Title:  Senior Vice President
                                             -----------------------------------


                                      SUB:

                                      SALZINGER ACQUISITION CORP.

                                      By:     /s/ Ronald B. Alexander
                                           -------------------------------------
                                      Name:   Ronald B. Alexander
                                            ------------------------------------
                                      Title:  President
                                             -----------------------------------


                                      THE COMPANY:

                                      SALZINGER & COMPANY, INC.

                                      By:     /s/ Steven M. Salzinger
                                           -------------------------------------
                                      Name:   Steven M. Salzinger
                                            ------------------------------------
                                      Title:  President
                                             -----------------------------------


                                      STOCKHOLDER:
                                      /s/ Steven M. Salzinger
                                      ------------------------------------------
                                      STEVEN M. SALZINGER

                                    SCHEDULES

      Schedule 4.2      Exception to Corporate Qualifications
      Schedule 4.5      Company Capitalization
      Schedule 4.6      Financial Statements
      Schedule 4.7(a)   Liabilities and Obligations
      Schedule 4.7(b)   Advance Payments or Deposits
      Schedule 4.9(a)   Benefit Plans
      Schedule 4.9(b)   List of Employees
      Schedule 4.10(a)  Taxes
      Schedule 4.12(a)  Real Property
      Schedule 4.12(b)  Personal Property
      Schedule 4.12(c)  Permitted Encumbrances
      Schedule 4.13     Contracts
      Schedule 4.15     Litigation
      Schedule 4.16     Violations of Law
      Schedule 4.17     Environmental Disclosure
      Schedule 4.18(a)  Significant Customers
      Schedule 4.18(b)  Suppliers Who Have Threatened Termination
      Schedule 4.19     Insurance
      Schedule 4.20(a)  Company Intellectual Property Rights
      Schedule 4.20(b)  Licenses to Use Company Intellectual Property
      Schedule 4.20(d)  Unauthorized Intellectual Property Use
      Schedule 4.23     Related Party Transactions
      Schedule 4.24     Brokers
      Schedule 5.6      AppNet Capitalization
      Schedule 7.4      Designated Employees

                                    EXHIBITS

      Exhibit A   Contingent Amount
      Exhibit B   Form of Senior Management Agreement
      Exhibit C   Form of Employment Agreement
      Exhibit D   Form of Non-Disclosure Agreement